Exhibit 99.1

NRG Energy, Inc. Reports Second Quarter 2011 Results; Raises 2011 Adjusted
EBITDA Guidance and Increases 2011 Share Repurchase Program

by $250 Million

Financial Highlights

•                  $517 million of adjusted EBITDA in the second quarter of 2011

•                  $972 million of adjusted EBITDA in the first half of 2011

•                  $3,253 million of total liquidity at end of the second quarter with $2,084 million in cash

•                  Restructured $3.9 billion first-lien debt by extending maturities and simplifying covenant package

•                  Completed redemption and refinancing of 2016 senior notes

•                  Raising adjusted EBITDA guidance range to $1,900-$2,000 million

Capital Allocation

•                  Increasing share repurchases by an additional $250 million bringing total 2011 targeted share repurchases to $430 million

•                  Intend to complete 2017 senior notes redemption and refinancing over coming months

Growth Projects and New Business

•                  200-megawatt (MW) GenConn Middletown repowering project became operational in June

•                  Partnered with Prologis Inc. on a large-scale distributed solar rooftop generation program to be financed by a facility provided by Bank of America and backed by a Department of Energy (DOE) loan guarantee

•                  NRG and Washington Redskins to install solar power and electric vehicle charging stations at FedExField

PRINCETON, NJ; August 4, 2011—NRG Energy, Inc. (NYSE: NRG) today reported second quarter 2011 adjusted EBITDA of $517 million and cash flow from operations of $93 million. NRG retail subsidiary, Reliant Energy, contributed $176 million of adjusted EBITDA while wholesale adjusted EBITDA contributed $341 million. Favorable weather positively impacted both retail and wholesale results during the quarter, leading to increased retail sales and generation volumes while a year-over-year improvement in plant availability benefited the wholesale business. Also, for the second straight quarter, Reliant experienced an increase in customer count as a focus on customer retention continued to yield positive results. NRG reported a second quarter 2011 net income of $621 million, or $2.53 per diluted common share compared to net income of $210 million, or $0.81 per diluted common share, for the second quarter last year. Following the completion of a federal tax audit, net income increased by over $600 million primarily due to the reversal of tax liabilities resulting from the affirmation of the Company’s net operating loss positions.

Adjusted EBITDA for the six months ended June 30, 2011, was $972 million and cash flow from operations was $309 million. Reliant Energy contributed $327 million of adjusted EBITDA while wholesale adjusted EBITDA contributed $645 million. Favorable year-to-date results benefited from weather conditions, continued improvement in operational performance and the contribution from new assets and businesses. Net income for the first half of 2011 was $361 million, or $1.44 per diluted common share compared to net income of $268 million, or $1.03 per diluted common share, for the first half of 2010.

“Our relentless focus on execution across the Company has resulted in solid financial results for the second quarter, enabling the Company to generate substantial free cash flow even after investing close to $700 million year-to-date in our exciting growth projects,” commented David Crane, NRG President and Chief Executive Officer. “We are in a good position now to complete the simplification of our capital structure in a way that allows the Company to optimize the allocation of capital for the benefit of all of its stakeholders.”

Regional Segment Results

Table 1:  Adjusted EBITDA

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/11	6/30/10	6/30/11	6/30/10
Reliant	176	195	327	385
Texas	215	343	449	615
Northeast	47	101	57	177
South Central	37	20	65	46
West	14	11	28	21
International	9	32	21	44
Thermal	5	3	16	11
Corporate(1) (2)	14	(12)	9	(5)
Adjusted EBITDA(3)	517	693	972	1,294

(1) Corporate includes the results of Green Mountain Energy and profit elimination on intercompany revenue

(2) 2011 results exclude NINA impairment charge, 2010 includes the gain on sale related to Padoma Wind

(3) Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/11	6/30/10	6/30/11	6/30/10
Reliant	31	277	303	89
Texas	203	157	210	532
Northeast	19	(2)	(13)	50
South Central	12	4	26	—
West	12	8	25	14
International	6	21	14	29
Thermal	(2)	(2)	3	2
Corporate(1)	340	(253)	(207)	(448)
Net Income	621	210	361	268

(1) Corporate includes the results of Green Mountain Energy and profit elimination on intercompany revenue; 2011 results include the NINA impairment charge and the resolution of a federal tax audit

Reliant: Second quarter adjusted EBITDA was $176 million, $19 million lower than the second quarter of 2010 result of $195 million. A decline in gross margins of $14 million was driven by lower unit margins which are consistent with competitive rates. Offsetting the decline in unit margins were increased volumes resulting from favorable weather as Texas experienced its warmest June on record. Also, a continued focus on retention resulted in a second straight quarter of increased customer counts with 17,000 new customers since year end 2010.

Texas: Adjusted EBITDA for the second quarter of 2011 was $215 million compared to the second quarter of 2010 adjusted EBITDA of $343 million. The difference in year-over-year results was driven by lower energy margins of $121 million, as a combination of lower hedge prices and increased fuel costs impacted results. Higher generation of 8% partially offset the decline as a 3% improvement in capacity factors allowed for the region to benefit from increased demand resulting from favorable weather during the quarter.

Northeast:  Adjusted EBITDA for the second quarter was $47 million, compared to $101 million from the second quarter of 2010. Energy margins declined $42 million primarily due to a 38% decline in realized energy prices, partly offset by an 11% increase in generation. This was coupled with a $25 million decrease in capacity revenues driven by lower prices in New York and NEPOOL, where realized Locational Forward Reserve Market prices were down 80% compared to the second quarter of 2010. Partially offsetting these decreases were lower operating expenses of $20 million.

South Central: Adjusted EBITDA for the second quarter was $37 million, $17 million higher than the $20 million reported in the same quarter in 2010. Co-op and contract energy and capacity sales rose 10% and merchant activity increased by over 650,000 megawatt-hours (MWh) as the region benefited from the newly acquired Cottonwood facility. Also driving the year-over-year improvement were lower operating expenses of $8 million as a result of lower maintenance costs at the Company’s Big Cajun unit II plant.

West: Adjusted EBITDA for the second quarter of 2011 was $14 million, up $3 million from the second quarter of 2010 due to increased merchant sales at El Segundo and partially offset by higher operating expenses.

International: Adjusted EBITDA for the second quarter of 2011 was $9 million, $23 million lower than the second quarter of 2010. The change was due to a combination of $12 million in second quarter 2010 foreign exchange gains and a contract settlement which resulted in an $8 million liability reversal.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	June 30, 2011	March 31, 2011	December 31, 2010
Cash and cash equivalents	1,939	2,711	2,951
Funds deposited by counterparties	260	317	408
Restricted cash	145	13	8
Total Cash and Funds Deposited	2,344	3,041	3,367
Letter of credit availability	316	436	440
Revolver availability	853	853	853
Total Liquidity	3,513	4,330	4,660
Less: Funds deposited as collateral by hedge counterparties	(260)	(317)	(408)
Total Current Liquidity	3,253	4,013	4,252

In comparison to December 31, 2010, total liquidity decreased $999 million to $3,253 million. This decrease is largely a result of the following cash disbursements — $562 million of debt pay-downs associated with refinancing activities and term-loan payments, $113 million of cash paid for maintenance and environmental capital expenditures (net of financing), $309 million for solar and repowering growth projects (net of financing), and $130 million of share repurchases, partially offset by $309 million of cash from operations.

Growth Initiatives and Developments

The Company made substantial progress on a considerable number of solar and other repowering projects during the second quarter:

•                  GenConn Middletown — our new 200MW Middletown peaker project, 50/50 joint venture with The United Illuminating Company, successfully entered into commercial operations in June.

•                  Project Amp - NRG and Prologis Inc. are partnering on a distributed solar rooftop generation project in southern California to be financed by a Bank of America facility with the support of a DOE loan guarantee. NRG has committed up to $22.5 million of equity towards the first 15MW. The power generated will be sold to a local utility under long-term power purchase agreements that have been approved and executed. NRG Energy has committed to be the lead investor for the first phase of the project over the next 18 months.

•                  Redskins — NRG is teaming with the Washington Redskins to bring renewable energy to FedExField. We are in the process of installing three different types of solar panels that will generate 2MW of electricity. The new solar power installations integrated into the stadium and in the parking lot and multiple electric vehicle charging stations from NRG’s eVgosm charging network will be completed in September.

•                  Roadrunner — On May 19, our Roadrunner project, a 20MW PV generating facility located in Santa Teresa, New Mexico, closed on debt financing of $73 million. The project is expected to achieve commercial operation during the third quarter of 2011.

Outlook for 2011

2011 Share Repurchase Plan

As a result of the recent positive resolution of a federal tax audit, NRG’s restricted payment basket expanded significantly. Accordingly, the Company is increasing its share repurchases by an additional $250 million. Coupled with the remaining $50 million from its original plan, total 2011 share repurchases will be $430 million. As previously announced, the Company repurchased $130 million of shares during the first quarter of 2011 and now intends to complete, as market conditions permit, the remaining $300 million of share repurchases by year end.

Simplified Capital Structure

On July 1st NRG completed the first stage of a plan to simplify its capital structure by refinancing $3.9 billion first-lien debt. The first-lien structure now includes a $2.3 billion revolving credit facility maturing in 2016 and a $1.6 billion Term Loan B facility maturing in 2018. As part of the second stage of the plan, the Company refinanced the 2016 senior notes and, over the coming months, will look to complete the simplification of its capital structure by refinancing the 2017 senior notes, as market conditions permit. When completed, these financings will better align all covenant packages and extend debt maturities. A simplified covenant package will also enable NRG to invest more opportunistically in future growth initiatives and enhance its ability to more efficiently return capital to its investors.

Guidance Update

As our Reliant retail business continues to benefit from favorable conditions, we have raised our full-year 2011 guidance for adjusted EBITDA to $1,900 to $2,000 million. We are narrowing our free cash flow before growth investments guidance to $1,000 to $1,100 million as a result of our first-lien refinancing effort and current collateral needs supporting commercial operations.

Table 4: 2011 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	8/4/2011	5/5/2011
Adjusted EBITDA guidance	1,900 - 2,000	1,750 - 1,950
Interest payments	(774)	(776)
Income tax	(50)	(50)
Collateral	169	176
NINA capital calls — post-deconsolidation	(19)	—
Working capital/other changes	53	167
Cash flow from operations	1,275 - 1,375	1,250 - 1,450
Maintenance capital expenditures	(217)	(205)
Environmental capital expenditures, net	(49)	(48)
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	1,000 – 1,100	1,000 - 1,200
Growth investments, net	(568)	(518)
NINA capital calls — pre-deconsolidation	(7)	(26)
Free cash flow	425 – 525	450 - 650

Note: Subtotals and totals are rounded

Earnings Conference Call

On August 4, 2011, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG Energy, Inc. is a Fortune 500 and S&P 500 Index company that owns and operates one of the country’s largest non-utility power generation and retail electricity businesses. Headquartered in Princeton, NJ, the Company’s power plants provide more than 25,000 megawatts of generation capacity—enough to supply approximately 20 million homes. NRG’s retail businesses, Reliant Energy and Green Mountain Energy Company, combined serve nearly 1.9 million residential, business, commercial and industrial customers in Texas and, increasingly in select markets in the Northeast United States. With investments in solar and wind as well as electric vehicle infrastructure, NRG is working to help America transition to a clean energy economy. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, and development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, our ability to utilize tax incentives, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, our ability to maintain retail customers, our ability to achieve the expected benefits and timing of development projects, and the 2011 Capital Allocation Plan, and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, August 4, 2011 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.537.2130	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions, except for per share amounts)	2011	2010	2011	2010
Operating Revenues
Total operating revenues	$2,278	$2,133	$4,273	$4,348
Operating Costs and Expenses
Cost of operations	1,608	1,329	2,932	2,968
Depreciation and amortization	222	208	427	410
Selling, general and administrative	167	139	310	269
Development costs	12	13	21	22
Total operating costs and expenses	2,009	1,689	3,690	3,669
Gain on sale of assets	—	—	—	23
Operating Income	269	444	583	702
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	12	11	10	25
Impairment charge on investment	(11)	—	(492)	—
Other income, net	3	19	8	23
Loss on debt extinguishment	(115)	—	(143)	—
Interest expense	(167)	(147)	(340)	(300)
Total other expense	(278)	(117)	(957)	(252)
(Loss)/Income Before Income Taxes	(9)	327	(374)	450
Income tax (benefit)/expense	(630)	117	(735)	182
Net Income	621	210	361	268
Less: Net loss attributable to noncontrolling interest	—	(1)	—	(1)
Net Income Attributable to NRG Energy, Inc.	621	211	361	269
Dividends for preferred shares	3	3	5	5
Income Available for Common Stockholders	$618	$208	$356	$264
Earnings Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	243	255	245	254
Net income per weighted average common share — basic	$2.54	$0.82	$1.45	$1.04
Weighted average number of common shares outstanding — diluted	244	256	247	256
Net income per weighted average common share — diluted	$2.53	$0.81	$1.44	$1.03

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,939	$2,951
Funds deposited by counterparties	260	408
Restricted cash	145	8
Accounts receivable — trade, less allowance for doubtful accounts of $18 and $25	1,008	734
Inventory	386	453
Derivative instruments valuation	1,749	1,964
Cash collateral paid in support of energy risk management activities	254	323
Prepayments and other current assets	298	296
Total current assets	6,039	7,137
Property, plant and equipment, net of accumulated depreciation of $4,170 and $3,796	12,283	12,517
Other Assets
Equity investments in affiliates	549	536
Note receivable — affiliate and capital leases, less current portion	419	384
Goodwill	1,863	1,868
Intangible assets, net of accumulated amortization of $1,255 and $1,064	1,589	1,776
Nuclear decommissioning trust fund	433	412
Derivative instruments valuation	586	758
Restricted cash supporting Funded Letter of Credit Facility	1,301	1,300
Other non-current assets	274	208
Total other assets	7,014	7,242
Total Assets	$25,336	$26,896
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$90	$463
Accounts payable	842	783
Derivative instruments valuation	1,319	1,685
Deferred income taxes	101	108
Cash collateral received in support of energy risk management activities	260	408
Accrued expenses and other current liabilities	493	773
Total current liabilities	3,105	4,220
Other Liabilities
Long-term debt and capital leases	8,910	8,748
Funded letter of credit	1,300	1,300
Nuclear decommissioning reserve	326	317
Nuclear decommissioning trust liability	278	272
Deferred income taxes	1,709	1,989
Derivative instruments valuation	333	365
Out-of-market contracts	201	223
Other non-current liabilities	598	1,142
Total non-current liabilities	13,655	14,356
Total Liabilities	16,760	18,576
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	248	248
Commitments and Contingencies
Stockholders’ Equity
Common stock	3	3
Additional paid-in capital	5,339	5,323
Retained earnings	4,156	3,800
Less treasury stock, at cost — 62,972,529 and 56,808,672 shares, respectively	(1,633)	(1,503)
Accumulated other comprehensive income	305	432
Noncontrolling interest	158	17
Total Stockholders’ Equity	8,328	8,072
Total Liabilities and Stockholders’ Equity	$25,336	$26,896

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited)

(In millions)
Six months ended June 30,	2011	2010
Cash Flows from Operating Activities
Net income	$361	$268
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	—	(9)
Depreciation and amortization	427	410
Provision for bad debts	20	22
Amortization of nuclear fuel	20	19
Amortization of financing costs and debt discount/premiums	16	15
Loss on debt extinguishment	26	—
Amortization of intangibles and out-of-market contracts	92	1
Changes in deferred income taxes and liability for uncertain tax benefits	(748)	179
Changes in nuclear decommissioning trust liability	13	9
Changes in derivatives	(166)	(55)
Changes in collateral deposits supporting energy risk management activities	69	(30)
Impairment charge on investment	481	—
Cash used by changes in other working capital	(302)	(224)
Net Cash Provided by Operating Activities	309	605
Cash Flows from Investing Activities
Acquisitions of businesses, net of cash acquired	(68)	(141)
Capital expenditures	(839)	(330)
Increase in restricted cash, net	(42)	(11)
Increase in restricted cash to support equity requirements for U.S. DOE-funded projects	(70)	—
Decrease in notes receivable	20	15
Purchases of emission allowances	(17)	(45)
Proceeds from sale of emission allowances	4	11
Investments in nuclear decommissioning trust fund securities	(165)	(76)
Proceeds from sales of nuclear decommissioning trust fund securities	152	67
Proceeds from renewable energy grants	—	102
Proceeds from sale of assets	13	30
Investments in unconsolidated affiliates	(15)	—
Other	(32)	(7)
Net Cash Used by Investing Activities	(1,059)	(385)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(5)	(5)
Payment for treasury stock	(130)	(50)
Net (payments for)/receipts from settlement of acquired derivatives that include financing elements	(46)	27
Installment proceeds from sale of noncontrolling interest in subsidiary	—	50
Proceeds from issuance of long-term debt	3,798	141
Proceeds from issuance of term loan for Funded Letter of Credit Facility	—	1,300
Increase in restricted cash supporting funded letter of credit	(1)	(1,300)
Proceeds from issuance of common stock	1	2
Payment of debt issuance costs	(52)	(53)
Payments for short and long-term debt	(3,833)	(459)
Net Cash Used by Financing Activities	(268)	(347)
Effect of exchange rate changes on cash and cash equivalents	6	(9)
Net Decrease in Cash and Cash Equivalents	(1,012)	(136)
Cash and Cash Equivalents at Beginning of Period	2,951	2,304
Cash and Cash Equivalents at End of Period	$1,939	$2,168

Appendix Table A-1: Second Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	31	203	19	12	12	6	(2)	340	621

Plus:

Income Tax	—	—	—	—	—	2	—	(632)	(630)

Interest Expense	1	2	11	10	1	1	3	138	167

Loss on Debt Extinguishment	—	—	—	—	—	—	—	115	115

Depreciation and Amortization Expense	24	122	27	22	3	—	4	20	222

ARO Accretion Expense	—	—	1	—	1	—	—	—	2

Amortization of Contracts	37	14	—	(5)	—	—	—	9	55

EBITDA	93	341	58	39	17	9	5	(10)	552

Impairment on investment	—	—	—	—	—	—	—	11	11

MtM losses/(gains)	83	(126)	(11)	(2)	(3)	—	—	13	(46)

Adjusted EBITDA, excluding MtM	176	215	47	37	14	9	5	14	517

Appendix Table A-2: Second Quarter 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	277	157	(2)	4	8	21	(2)	(253)	210

Plus:

Net Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1

Income Tax	—	—	—	—	—	10	—	107	117

Interest Expense	2	(15)	14	11	1	1	1	132	147

Depreciation and Amortization Expense	29	124	31	16	3	—	3	2	208

ARO Accretion Expense	—	1	—	—	—	—	—	—	1

Amortization of Contracts	50	10	—	(5)	—	—	—	—	55

EBITDA	358	278	43	26	12	32	2	(12)	739

MtM losses/(gains)	(163)	65	58	(6)	(1)	—	1	—	(46)

Adjusted EBITDA, excluding MtM	195	343	101	20	11	32	3	(12)	693

Appendix Table A-3: YTD Second Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	303	210	(13)	26	25	14	3	(207)	361

Plus:

Income Tax	—	—	—	—	—	4	—	(739)	(735)

Interest Expense	2	(10)	27	21	2	3	5	290	340

Loss on Debt Extinguishment	—	—	—	—	—	—	—	143	143

Depreciation and Amortization Expense	48	244	56	42	6	—	7	24	427

ARO Accretion Expense	—	1	1	—	2	—	—	—	4

Amortization of Contracts	75	28	—	(10)	—	—	1	18	112

EBITDA	428	473	71	79	35	21	16	(471)	652

Impairment on investment	—	—	—	—	—	—	—	492	492

MtM losses/(gains)	(101)	(24)	(14)	(14)	(7)	—	—	(12)	(172)

Adjusted EBITDA, excluding MtM	327	449	57	65	28	21	16	9	972

Appendix Table A-4: YTD Second Quarter 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	89	532	50	—	14	29	2	(448)	268

Plus:

Net Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1

Income Tax	—	—	—	—	—	12	—	170	182

Interest Expense	3	(28)	27	23	1	3	2	269	300

Depreciation and Amortization Expense	59	241	63	32	6	—	5	4	410

ARO Accretion Expense	—	2	(4)	—	1	—	—	—	(1)

Amortization of Contracts	109	18	—	(10)	—	—	—	—	117

EBITDA	260	766	136	45	22	44	9	(5)	1,277

MtM losses/(gains)	125	(151)	41	1	(1)	—	2	—	17

Adjusted EBITDA, excluding MtM	385	615	177	46	21	44	11	(5)	1,294

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

• EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends and repowering capital expenditures net of project funding and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on adjusted cash flow from operating activities or free cash flow as a measure of cash available for discretionary expenditures.